Exhibit 4.30

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with (a) the geological and geostatistical modeling concerning the Modder East Gold Project and (b) resource estimates related to the Modder East Project, the Dominion Uranium Project, and the Dominion Dumps and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 22, 2007

/s/ Charles Johannes Muller
Charles Johannes Muller
BSc (Hons) Pr Sci Nat